WAIVER AND RELEASE AGREEMENT



This Release is given
By the Releasor(s):                 ROBERT J. MCINERNEY
Address:

hereinafter referred to as "I",


To the Releasee(s):                 MERISEL, INC. and its parent, subsidiary
                                    and affiliated corporations(including
                                    predecessors and successors) and their
                                    officers,directors,employees and
                                    representatives

sometimes hereinafter referred to as "You" or "Merisel".

1. Release. I hereby release and give up any and all actions, causes of action, claims and rights (hereinafter "Claims") which I may have against You. This releases all claims, including those of which I am not aware and those not mentioned herein. This Waiver and Release Agreement ("Agreement") applies to Claims resulting from anything that has happened prior to and through and including the date of this Agreement. I specifically release any and all Claims relating in any way to my employment relationship with you, or the termination of the Employment Agreement entered into as of February 3, 1997 between myself and Merisel, Inc. (the "Employment Agreement"), including, but not limited to, any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act of 1986, or any other federal, state or local laws or ordinances and any common law claims under tort, contract, or any other theories now or hereafter recognized. This Agreement specifically includes, but without limitation, all Claims arising out of my employment relationship with You.

2. Waiver. I hereby acknowledge and assume all risks or chances that the injuries claimed to have resulted from the above-stated matter may become greater or more extensive than now known, anticipated or expected. I understand that this instrument shall be effective as a full and final release of all Claims. I acknowledge that I am familiar with, and have been provided with, separate consideration for that portion of Section 1542 of the Civil Code of the State of California which provides as follows:

                           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor."

I waive any right that I have under the above-mentioned Section 1542 to the fullest extent that I may lawfully waive all such rights pertaining to the subject matter of this Agreement. In connection with the above waiver, I am aware that I may hereafter discover Claims or facts in addition to or different from those I now know or believe to exist with respect to the subject matter of this Agreement or You. However, I, on behalf of myself and my successors and assigns, hereby settle and release all of the Claims which I may have against You.

3. No Admissions. I agree and acknowledge that this Agreement is not to be construed as an admission of any violation of any federal, state or local statutes, ordinance or regulation or any duty allegedly owed by You to me. You specifically disclaim any liability to me on any basis.

4. Time Periods. I have been given the opportunity to take a period of at least twenty-one (21) days within which to consider this Agreement. If I choose to sign this Agreement before that time period expires, I do so knowingly and voluntarily. I also understand that I have the right to change my mind and cancel this Agreement within seven (7) days following the date that I have signed it. This Agreement will not be effective until the end of this seven (7) day period.

5. Consideration. In exchange for consideration of and reliance on (1) my resignation as President and Chief Operating Officer effective March 11, 1998 and as a full-time associate effective April 30, 1998, (2) my agreement to resign as a Director of Merisel, Inc. prior to June 30, 1998, (3) my execution of this Agreement, and (4) my agreement to be bound by Paragraphs 6 (Disclosure of Information), 7 (Employee Covenants), 8 (Non-Compete and Non-Solicitation) and 9 (Return of Work Product) of the Employment Agreement, You agree to (1) employ me as an employee consultant from May 1, 1998 through February 3, 1999 or until I am employed on a full time basis or working as a consultant on a more than half-time basis, whichever occurs first, at $12,500.00 monthly payable in bi-weekly installments (this equates to an annualized salary of $150,000.00),
(2) continue benefit coverage through February 3, 1999 or until I am employed and eligible for coverage, whichever occurs first, (3) pay me an amount equal to the bonus I would have been entitled to receive pursuant to the Employment Agreement for the first quarter of 1998 based on the guidelines of the 1998 Incentive Plan in accordance with Merisel's normal bonus payment procedures, and
(4) reimburse me for business expenses that result from employee consulting services provided by me to Merisel. I agree that I will not be eligible for bonus payments and any vacation or sick time beyond the first quarter of 1998. I also agree that I will not seek anything further, including any other payment from You. I further agree, in return for receipt of the foregoing payments, to abide by all of your rules, policies and procedures applicable to current and former associates.

6. Confidentiality. I agree that the terms and conditions of this Agreement shall remain confidential and shall not be disclosed to any other person (other than my family members, attorneys, and accountants who shall be informed of and bound by the confidentiality provisions of this Agreement) other than as required by court order, legal process or applicable law or as otherwise agreed to by You and me. I also agree that as a Director, Officer and employee of Merisel, I received confidential information, including, without limitation, information which would be protected by the attorney-client privilege or work-product doctrine, and I further agree not to disclose any such confidential information to anyone unless compelled to do so by legal process. I understand that this provision regarding confidentiality constitutes a substantial inducement for You to enter into this Agreement.

7. Non-Compete. In return for the payments set forth in paragraph 5 hereinabove, for the period from the date of this Agreement through February 3, 1999, I will not directly or indirectly (a) own or control any debt, equity, or other interest in (except as a passive investor of less than 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or (b) act as a director, officer, manager, employee, participant or consultant to; or (c) be obligated to, or connected in any advisory business enterprise or ownership capacity with, any of Tech Data Corp., Ingram Micro, Inc., Micro Age, Inc., Inacom Corp., Compucom, Entex Information Services, Inc., SYNNEX Technologies, Inc., Arrow Electronics, Inc., or Vanstar Corp. or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them or any other wholesale distributor of micro computer products or otherwise engage or participate in any such business.

8. Non-Solicitation. In return for the payments set forth in paragraph 5 hereinabove, for the period from the date of this Agreement through February 3, 1999, I will not directly or indirectly solicit any associate of Merisel on my behalf or on behalf of a competitor or customer of Merisel. As used herein, the word "indirectly" includes but is not limited to attempting to induce any associate of Merisel or its affiliates to leave Merisel or such affiliates for any purpose.

9. Further Assurances and Future Cooperation. You and I, without further consideration, agree to cooperate fully and execute any and all documents, and to take all additional actions that may be necessary, convenient or appropriate to give full force and effect to the basic terms and intent of this Agreement. In addition, I agree to cooperate in good faith with You and your counsel in connection with any pending or subsequent administrative proceeding, mediation, arbitration or litigation including, without limitation, litigation relating to, or arising out of, the Limited Waiver and Voting Agreement entered into on April 14, 1997 between Merisel and certain holders of Merisel's 12 - 1/2% percent Senior Notes due in 2004, including, without limitation, by providing information and/or documents, participating in informal interviews, and appearing for depositions and/or trial testimony. I further agree to notify Merisel immediately, telephonically and in writing, personally or through my legal counsel, of any subpoena, interview, deposition, or other contact with any third party with respect to my employment with You, or litigation involving the Limited Waiver and Voting Agreement or any disputes relating thereto. You agree that Merisel, Inc. remains bound under the Indemnity Agreement dated February 3, 1997 entered into between Merisel, Inc. and myself.

10. Who is Bound. You and I are bound by this Agreement. Anyone who succeeds to my rights and responsibilities, such as my heirs or the executor of my estate, and any or your successors or assigns, is also bound by and entitled to the benefit of this Agreement.

11. No Inducements. I further warrant that no promise or inducement for this Agreement has been made except as set forth herein, that this Agreement is executed without reliance upon any statement or representation by any person or parties released, or their officers, directors, employees, agents or representatives, concerning any fact material to my act in releasing them, and that I am legally competent to execute this Agreement and accept full responsibility therefor.

12. Representations. I represent and acknowledge that I understand the contents, implications, and consequences of this Agreement, and that I agree to the terms of this Agreement and have executed it voluntarily. I have had an opportunity to discuss the terms of this Agreement with individuals of my own choosing who are not associated with You. I have been advised by You to consult with an attorney of my own choosing.

13. Entire Agreement. This Agreement constitutes the entire agreement between You and I concerning the subject matter hereof and supersedes all prior agreements between You and I, except the Employment Agreement to the extent that its provisions survive. This Agreement may not be modified orally.

14. Governing Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against You or I.

15. Invalidity. Should any provisions of this Agreement be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

16. Arbitration. All controversies, claims, disputes, and matters in question arising out of or relating to this Agreement, or the breach thereof, shall be decided by arbitration in accordance with the provisions of this paragraph. The arbitration proceedings shall be conducted under the applicable rules of the American Arbitration Association, or its successor in effect, at the time a demand for arbitration under the rules is made. The arbitration board will consist of three arbitrators, one chosen by each of us and the third selected by the two arbitrators so chosen. The decision of the majority of the arbitrators, including determination of amount of any damages suffered, shall be conclusive, final, and binding on each of us, and our respective heirs, legal representatives, successors, and assigns. The arbitrators shall be bound to follow California law and case precedent. Any decision of the arbitrators will not be binding if the arbitrators fail to follow California law and case precedent. The losing party shall pay to the successful party its expenses in the arbitration for arbitration costs, including arbitrators' fees and attorneys' fees, fees for expert testimony, and for other expenses of presenting its case.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; THAT TO THE EXTENT I HAVE DESIRED, I HAVE AVAILED MYSELF OF THAT RIGHT; THAT I HAVE CAREFULLY READ AND UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT; THAT I WAS INFORMED I HAD TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER THIS AGREEMENT AND HAVE VOLUNTARILY WAIVED SUCH TWENTY-ONE
(21) DAY CONSIDERATION PERIOD; THAT I MAY REVOKE THIS AGREEMENT WITHIN SEVEN (7) DAYS AFTER I EXECUTED IT; AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

Please sign both copies of this Agreement on the line below to acknowledge your agreement, retain one for your files and return the other in the enclosed self-addressed stamped envelope.


                  IN  WITNESS   WHEREOF,   the  undersigned  has  executed  this
AGREEMENT as of the date written freely and voluntarily.

               4/30/98
DATED AS OF: ____________           MERISEL, INC.

                                        /s/ Dwight Steffensen
                                    By:_________________________________

               4/30/98
DATED AS OF: ______________         ACKNOWLEDGED AND AGREED:


                                        /s/ Robert J. McInerney
                                       _________________________________